UNANIMOUS CONSENT IN LIEU OF A SPECIAL MEETING OF DIRECTORS OF eDOORWAYS INTERNATIONAL CORPORATION

APPROVING CERTIFICATE OF DESIGNATION OF PREFERRED STOCK

The undersigned, being the directors of eDOORWAYS International Corporation, a corporation of the State of Delaware (i.e., the "*CORPORATION*" or "Company"), do hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, pursuant to Section 151 of the Delaware General Corporation Law and do hereby consent to the following action of this CORPORATION, which actions are hereby deemed effective as of the date hereof.

RESOLVED: That the CORPORATION hereby authorizes the issuance and creates a series of preferred stock with the designations, powers, preferences and limitations as set forth below:

The undersigned, being the directors of eDoorways International Corporation, DO **HEREBY CERTIFY:**

1. **Designation; Ranking**. A series of preferred stock is hereby designated as Series H Preferred Stock (the "Series H Preferred Stock").

3. **Dividends.** The holder of the Series H Preferred Stock shall not receive a quarterly dividend.

4. **Number**. *The number of shares constituting Series H Preferred Stock is fixed* at 10,000,000 (ten million) shares, par value $.001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series H Preferred Stock.

5. **Conversion.** The holder of the Series H Preferred Stock shall have, and be *subject to, the following conversion rights:*

(a) Conversion Upon Election of the Holder. At any time, 90 days after issuance, the holder of shares of the Series H Preferred Stock shall be entitled, upon written notice to the transfer agent (or to the Company if the Company serves as its own transfer agent) to convert all or any part of the accrued dividend into a number of fully paid and non-assessable shares of Common Stock at the conversion price(s) described in Section 3.

(b) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the dividends on shares of the Series H Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding accrued dividends; and if at any time the

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number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all accrued dividends, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Company's Certificate of Incorporation.

(c) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holder of the Series H Preferred Stock against impairment.

(d) Mechanics of Conversion. Before the holder of Series H Preferred Stock shall be entitled to convert accrued dividends into shares of Common Stock, the holder shall give written notice to the Company specifying the amount of the dividends being converted and the conversion price(s). The notice shall state the holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his attorney duly authorized in writing.

(e) Conversion Time. The conversion time shall be the date notice is provided by the holder of Series H Preferred Stock to the Company.

(f) Conversion Ratio. The conversion ratio shall be 5 (five) to every 1 (one) share of eDoorways International Corporation common stock.

6. **Record Owner.** The Company may deem the person in whose name shares of Series H Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him or her as, the absolute owner of the Series H Preferred Stock for all purposes, and the Company shall not be affected by any notice to the contrary.

7. **Register.** The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series H Preferred Stock. Upon any transfer of shares of Series H Preferred Stock in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Stock Register.

8. **Voting Rights**. Holders of Series H Preferred Stock shall have there right to right to vote using a ratio of one to one, with one share of Series H Preferred Stock entitled to one vote.

RESOLVED, that each of the officers of the CORPORATION be, and each of them hereby is, authorized, empowered and directed on behalf of the CORPORATION to execute and deliver the documents covered by the preceding resolution with such changes, deletions, additions and modifications thereto as he, with and upon the advice of counsel, shall approve, the execution and delivery of such documents to be conclusive evidence of such approval.

IN WITNESS WHEREOF, the undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing Board Resolution and Certificate of Designation in their capacity as the directors of eDoorways International Corporation.

Dated: August 19, 2010

GARY KIMMONS

KATHRYN KIMMONS

LANCE KIMMONS